Exhibit 99.2
FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
May 6, 2009
8:30 a.m. ET

Operator:	Pardon the interruption. Good morning, my name is (Barbara) and I will be your conference operator today. At this time, I’d like to welcome everyone to the Fortress first quarter earnings call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you have already done so, please press the pound sign, then press star 1 to ensure your question is registered. If you would like to withdraw your question, press the pound key. Thank you.

I’d now like to turn the call over to Ms. Lilly Donohue. Miss Donohue, you may begin your conference.

Lilly Donohue:	Thank you, (Barbara). Good morning, everyone. I’d like to welcome all of you to our first quarter earnings call. Joining me today is Wes Edens our Chairman and CEO, Dan Bass our Chief Financial Officer, Pete Briger, President and Head of our Hybrid Business, Mike Novogratz, President and Head of our Liquid Markets Business.

I just want to point out, before we start the call, that statements today, which are not historical facts, may be forward looking statements, our actual results may differ materially from the estimates or expectations in any forward looking statements. These statements represent the company’s beliefs regarding events that by their nature are uncertain and outside of the company’s control. I would encourage you to review the forward looking statement disclaimer in our quarterly earnings release including the recommendation to review the risk factors that are contained in our annual and quarterly reports that are filed with the SEC.

With that, now I’d like to turn it over to Wes Edens. Wes?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Wes Edens:	Right. Thanks Lilly and welcome everyone. Good morning and welcome to the 2009 first quarter earnings call. It’s been a good start to the year for us here. Overall, results for the quarter were very much as we expected. Our earnings were basically just management fees with no incentives paid. Encouragingly, all the segments have had good performance in the first quarter and thus far through April and seem to be on the mend after a very difficult 2008.

We are energized by the opportunities in the marketplace and feel that across the board we’re entering a market that very much plays to our strengths and experience. In addition to working hard on capital we currently have invested in our funds, we have a very active dialogue going on with our investors around the world as we hope to identify those areas where we will be best able to provide value to them.

With the markets showing a number of signs of stabilizing, we’ve seen a significant pick up inquiries in the areas that have been hardest hit in the past year, in particular credit and financial institutions. Although markets are very much more friendly today than they were even 6 weeks ago, there is still a tremendous amount of restructure and repositioning of assets to be done. The great liquidation, as we call it around here, is still in its very early stages and should provide great opportunities for us as capital is formed to provide solutions to these problems.

Pete and I, in particular have a long history of investing in distressed markets dating back in time to the RTC and we believe we’ll get out fair share of opportunities as time unfolds.

The government programs, while still very much in their development phases, are areas that we are very focused on. We’ve applied to manage PPIP capital, we’ve been in close dialogue with the Fed on the house developments and in general believe that through the government’s efforts on TARP, TALF and other measures, there is and will be much opportunity.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Another area of interest to us is in financial institutions themselves, again, something we’ve been active in for many, many years. There is approximately 8,300 banking institutions in the United States today and we believe that the consolidation of the banking sector will be significant and yield sizeable opportunities.

Lastly, many of you may have seen last week that we were awarded the mandate to oversee the management and liquidation of a large credit fund. This is a highly competitive process with many firms vying for the mandate. We were awarded it on a preliminary basis last week, final approval from the fund investors expect to happen in the next couple weeks, at the end of May.

The investors selected Pete in the credit group here to manage their capital. In addition to being a good revenue opportunity for us at Fortress with the positive and important sign of confidence from investors and the capabilities of our firm to squeeze out the last dollar return for them. We are very excited by the opportunity to do so.

Now, let me review the quarter by walking through the numbers. In our first quarter numbers here at Fortress were positive. Just a few highlights in the quarter and then I’ll turn it over to Dan Bass to walk you through the financial results in greater detail in a few minutes.

As expected, assets under management ended the quarter at 26.5 billion, down from 29.5 billion. The decline is primarily a result of previously announced redemptions at 2-1/2 billion from our liquid hedge funds that were affected in the first quarter, or mid last year. The other 500 million is the reduction of fee paying assets under management, is primarily from us harvesting investments and returning capital in our hybrid private equity funds. So it’s actually a positive.

In line with our fee paying assets under management, we earned segment management fees of 106 million for the quarter, and generated fund management DE of $44 million. Our pretax DE was 9 million for the quarter. Similar to last quarter, the pretax DE was negatively impacted by non-cash write downs on our principal. Again, it’s important to reiterate that these write downs do not represent a permanent loss of value. The estimated market values assume the investments were to be liquidated today, which of course we have no intention of doing. Investment results in our private equity funds will be based on ultimate realizations in those funds. In many cases, a number of years in the future.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Now let’s talk about the performance of each of our businesses. Liquid hedge funds, we have a total of $4.8 billion in capital in our liquid hedge funds here at Fortress, approximately $3.8 billion in our main fund and $1 billion in our commodities fund. Our flag ship macro fund had a very good quarter and commodities fund was pretty much flat for the year.

During a period of intense volatility in the first quarter, through the end of March our macro fund was up 5.2 percent net. As you know at the end of last year we went through a restructuring of the fund which was now nearly complete. Our goal is to refocus our efforts on core liquid strategies and greatly consolidate our trading P&Ls from many strategies and PMs into just a handful.

In the restructuring we’ve basically split the fund into two pieces, a less liquid SPV and a liquid fund. It is currently our plan to move all the liquid assts in the macro fund to a new platform. This fund was actually launched officially on May first and it is not focused on core liquid macro trading strategies under the direction of Mike Novogratz and Adam Levinson. Last week we took in modest new money, the first since the fall of 2008.

Moving on to credit, our core credit hedge fund run by Pete Briger and Dean Dakolias had a good quarter and was up 3.15% net. The credit sector is the fastest growing part of our business and there are a lot of exciting opportunities for us out there. we closed on 3 billion in credit private equity in the fourth quarter of last year, have invested a good deal of it in what appear to be very attractive investments, in addition they have launched another credit fund which we expect to have an initial closing in the second and third quarter. We also anticipate during the course of the year some new fund initiatives focused on Asian real estate, U.S. distressed real estate debt as well as potentially the formation of new funds that participate in the government programs directly.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

On the private equity side, although we had some modest mark to market losses in the first quarter, the underlying investments for the most part continue to perform well. On a cash flow basis, many of our operating companies maintain stable operating results over the course of a very tumultuous year last year with operating cash flows averaging across the portfolio up 7 percent.

In particular some of the largest exposures are done very well. In some cases, reporting record results in the first quarter this year, which is remarkable when you consider the economic backdrop.

Our core investments are asset based and by design tend to be typified by stable and recurring cash flows, for example, senior living and German apartments being two of the larger exposures. I believe that as the markets continue to stabilize there will be many excellent opportunities to grow and invest in these businesses.

Although the first quarter was fairly flat, April was a very, very good month for the value of the stakes and public companies held in our private equity funds. The values on many of our public portfolio investments have increased significantly since quarter end, although we’re still well below NAV and the underlying companies and well below our peak public valuations.
In the end, the cash flows and asset values of these companies will determine our investment performance, and our strong view is that we have a significant amount of upside in many of these investments and if we continue as we started, investors will see this positively reflected in valuations.

The market in April was a very, very good market. In April the financial sector had its best month in 9 years, S&P 500 was up 9.4 percent in April, its best performance since March of 2000 and been with the recent gains, the Dow is still down 42 percent from its peak in October of 2007 and the S&P is off 44 percent.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Other economic indications have also improved measurably, pending home sales, construction retail sales all have improved. The credit markets are still tough and it’s still hard to get a loan for just about any amount, but the markets are showing a great deal more activity than any point in the past year.

We get asked a lot around here whether the market has really improved or if this is just a head to fake in a bear market rally. As we look across the portfolios, we still see lots of stress in many places, but overall, its clear that many of our businesses, that they’ve had much better results in the past few months than they did in the second half of last year.

On government initiatives, progress continues to be made to restart basic financing markets through TALF and other measures. As I said before, I’m a big believer in the impact that TALF can and should have. I think these programs can go a long ways towards stabilizing the asset values and look forward to the Fed coming out with the guidelines and legacy security financings that should be in the next few weeks.

At Fortress we fully expect to support these programs, assuming there are no onerous terms or conditions imposed.

On April 24th, Fortress, along with many others, submitted our PPIP application for asset management of legacy securities. If selected, I think we’ll prove to be a profitable partner to the treasury with our deep expertise in managing troubled residential and commercial backed securities.

We’re cautiously optimistic today at Fortress. Our business was built on focusing on cash flow and asset based companies and assets. What we expect to follow over the next couple years is the great liquidation and given our distressed investment expertise, we believe that we’re very, very well positioned.

Before I turn it over to Dan, I just wanted to thank the truly talented group of people we have here at Fortress. We have about 800 professionals around the world that have come in early and stayed late every day and have been a big, big part of the success that we’ve had in the first part of this year and we and we want to thank everyone for their efforts. I believe we’ve built a company that’s well positioned for the opportunities unlike anything we’ve seen in many many years. With that, I’d like to pass it over to Dan.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Dan Bass:	Thanks, Wes, and good morning everybody. Now I’ll review some of the highlights of our financial results for the quarter.

First quarter assets under management ended as expected at 26.5 billion, down primarily due to the previously disclosed $2-1/2 billion of redemptions from our liquid market business which were reflected in this first quarter and the balance of the reduction of approximately a half a billion was largely due to the return of capital in certain of our hybrid private equity funds. As Wes mentioned, we did not raise any significant capital in this quarter, however we are starting to see some positive signs in capital formation.

Further, at March 31st, we had approximately 1.8 billion of uncalled capital that would create additional assets under management and result in management fees when called.

Performance wise, for the first quarter, the first quarter had some positive results. Most of our flagship hedge funds had positive returns for the quarter. The drawbridge special opportunities funds had a 3.1 percent net return and the drawbridge public macro fund had a 5.2 percent net return.

Meanwhile, our private equity funds showed some valuation improvements for the fourth — from the fourth quarter and our public company holdings have continued to improve since quarter end.

However, on a DE basis, we did not realize any incentive income.

Moving onto pretax DE, which for the first quarter was $9 million. This was an improvement of $267 million over our loss for the fourth quarter. As a reminder, pretax DE is comprised of fund management DE, which was 44 million for the quarter as a measure of our net fee based operating results and principal investments which reported a 35 million loss for the quarter and reflects the earnings on our balance sheet.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Let’s walk through our DE results in some more detail. Again, fund management DE for the quarter was 44 million, an increase of 37 million for the fourth quarter last year. This increase was primarily due to the result of not taking any claw back reserves in the first quarter compared to the fourth quarter last year when we reserved $71 million. In addition, management fees in the first quarter decreased to 106 million due to redemptions in our macro fund and NAV declines across our finds in the latter half of the last year.

Operating expenses also declined to 59 million, reflecting the cost management efforts that we commenced in the fourth quarter and as such demonstrates our ability to operate with consistent margins from period to period.

The 41 percent operating margin in this quarter compares favorably to a 40 percent margin in both the first quarter of last year as well as the full year last year.

Now, let me touch on our segments. First, the private equity segment has DE of 33 million for the quarter compared to a loss of 31 million for the fourth quarter last year. This increase was mainly due to the claw back reserve of 71 million taken last year.

This was offset by a 13 percent decrease in management fees primarily due to mark to market declines in our funds in the second half of last year. Liquid markets DE who have 6 million for the quarter, compared to 25 million last fourth quarter last year. This performance was mainly due to declines in the management fees due to redemptions I previously mentioned.

The hybrid fund segment had DE of 5 million for the quarter compared to 14 million in the fourth quarter. This was also due to NAV declines from the fourth quarter of last year.

And finally, as I mentioned, the earlier principal investments reported a $35 million loss for the quarter, mainly a result of a $32 million reserve for impairment on private equity investments.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Despite reporting a loss, this result was a $230 million improvement over the fourth quarter last year when we recorded a $228 million reserve from impairment and had $35 million of losses on our hedge fund equity method investments.

With respect to our balance sheet as of March 31st, our investment asset portfolio, which mainly consists of investments in our funds was 746 million. The mix of these assets was 484 million in private equity and 262 million in hedge funds. In addition, we also have approximately $132 million of unfounded commitments which we expect to fund over the next couple of years.

As we discussed on our call last quarter, we amended our credit facility in the first quarter of this year. As of March 31st, we had approximately $600 million in outstanding debt under this agreement and we continue to be in compliance with all of our related financial covenants.

In closing, we continue to be highly focused on managing our fund investments and operations and evaluating our organization to optimize our results from all of our stake holders, including both our LPs and equity shareholders.

And now we’ll open it up for your questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, press star and the number 1 on your telephone keypad. We’ll pause for a moment to compile a Q&A roster.

Your first question comes from the line of Roger Freeman of Barclay’s Capital.

Roger Freeman:	Hi, good morning. Hopefully you can hear me, I’m calling from overseas. I guess you know Wes, just in listening to your commentary about the opportunity to see out there you know its really quarter after quarter, at least for the last four quarters, its been in sort of a similar story, right? There’s been some very cheaply you know arguably cheaply priced assets out there and you know you and others seem to you know continue to delay in making significant investments and guess the question is you know are we really at that point finally where you know a quarter now we’re going to talking about some — you know some sizeable funds that have been put to work?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Wes Edens:	Well, I think we have been talking about the potential for the opportunity for you know for some time it’s been obvious that there’s going to be significant amounts of liquidations, but you actually — at least from our standpoint, we have seen significant capital formation and investment. You know as I mentioned you know Pete and the credit business, they closed on a private equity fund right in the teeth of the storm in October, that fund is largely invested now and they’re in the market working on a successor fund to it. I think that the government programs that have been talked about really for some time are now actually getting into place. We’ve had a couple of months of TALF, which is — a couple of months of TALF that have been issued you know this month I think was a substantially bigger issuance month than many people expected.

The legacy programs, I think, could have a tremendous amount of capital formation and opportunity around them. So I think its right to think that we’re moving from the phase of talking about doing things to moving on them. The financial institutions space as well you know that’s something we have been spending a long time on and those transactions take a long time to get sorted out. You know I’m optimistic that we will get to a positive conclusion in that space, sooner rather than later. So ...

Roger Freeman:	May be I could just follow up on both of those. I mean obviously interesting points. I mean you know the legacy assets, I mean that’s — that’s really a key piece of what’s — you know with TALF and the piece of securities program are working towards. In your mind are there going to be you know significant sellers of securities? I mean where are these going to come from? Our holders that have marked them down, do you think, are they going to sell them in here or wait until you know increasing liquidity comes in down the road to look to get even better realizations than what the initial sales could get. And those that haven’t marked it, are they going to be able to? You know like are buyers and sellers you think going to come together there.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

And then secondly, on the point about you know buying financial institutions, like you talked abut wanting to buy a bank or an insurance company you know what are the chief impediments though for — at this point? Is it a process that you need more banks to fail that to find the right opportunities?

Wes Edens:	Well, I’ll turn the legacy assets question over to Pete because he’s — they’ve been very active. But I think you know the thing that is important about the legacy programs is that they would involve the financing and purchase of assets today as they exist today and these markets are active, they trade every day. So you’re not dependant upon some single financial institution to come in and sell, but rather just the purchase of assets in the marketplace that they can go do — go finance. But I know Pete’s got a lot of thoughts on this.

Pete Briger:	Yes, Roger, I would say that there is significant supply of legacy assets today in the market. You know there’s been a supply demand imbalance in fact over the last 18 months. I think the question that you’re asking is really getting to will financial institutions, particularly banks and insurance companies that have got you know capital issues and deleveraging issues, be willing to sell assets are market clearance prices. You know certainly the Fed, the Treasury, the FDIC you know working jointly together put together structures which will make it more easy for different types of investors to participate. We think that what’s going on so far is a positive, but we also think that the price that banks are holding these assets relative to the price that would be paid today in the market has a significant gap. And so it really is a function of you know the FDIC and the government’s insistence on those banks selling assets are market clearing prices and the accounting considerations embedded in those sales prices.

So, I think there is still a big question as to what will happen in terms of legacy assets being sold out of financial institutions, particularly in the U.S., but I don’t see any shortage of investment opportunities in legacy assets, because of course the shadow banking system held the great majority of those assets and those are coming out into the market every day.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Wes Edens:	Right. And you’re seen you know positive price movements in anticipation of you know financing coming into the markets. So both the residential markets and the commercial market in the past you know month or two have certainly appreciated in price you know modestly as people anticipate there being

Roger Freeman:	Right

Wes Edens:	Long term financing for us. so, I agree with Pete that we’ll see plenty of supply and that to the extent you can close the gap between you know maybe where the investments are valued in the marketplace today and true fundamental value is something closer to where banks hold them on balance sheet, then maybe you get kind of a secondary you know wave of supply.

On the financial institutions side you know there’s been a lot of activity on our part trying to get sorted out as to what is the best way to become a solution provider to the FDIC. We do think that there’s going to be a lot of consolidating, there are going to be a lot of opportunities you know the FDIC has been closing regularly a handful of institutions every week. You know we think there’s — of the 8,300 you know financial institutions that are in existence in the United States today you know a decent number of those are going to be consolidated and moved out and the big difference today versus say during the RTC days is that you know many of those consolidations were done by large regionals that then became very large banks. This is how you know in essence NC&B ended up turning into Bank of America over those period of times.

When you look at the banking system today, you’ve got a handful of banks that are very, very large. I think their focus is more generically on deleveraging and making themselves smaller, that’s probably the Fed’s you know perspective on it. And so I think that there leaves a real gap in terms of the institutions that can then be a good you know provider, solution provider to the government. that’s what we’re focused on and so without being any more specific than that, I would — I’d be optimistic that we’ll have something to report in the not so distant future and hopefully we’ll be a big part of the clean up of this.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Freeman:	OK, that’s helpful. And just one last quick question, is there — you know I guess on the hedge fund side, I guess particularly in the macro side, is there any discussions or pressure from investors to short of change the fee structure to go to like rolling 3 year performance metrics for recognizing incentive fees or anything like that.

Mike Novogratz:	Not in any large way. We certainly have had discussions with our IR group and some of our big investors in concept, but we reduced our fees from 3 and 25 to 2 and 20 in the new fund that we just launched and most investors in the macro fund are looking for transparency and liquidity and so you know my sense is that the broad money that’s going to come into the hedge fund space is going to get divided into two buckets. One bucket that’s going to do longer dated locked up stuff like Pete’s funds in the credit business and the other where people are going to ask for both transparency and a lot of liquidity. And so that’s what really we’re focusing on.

Roger Freeman:	OK, thanks for the thoughts.

Operator:	Your next question comes from the line of Mark Irizarry of Goldman Sachs.

Mark Irizarry:	Oh great. Thanks. Just a question maybe for both Wes and Dan perhaps as well. You know it looks like your unfunded commitments to you know to your potential capital calls here. 132 million, your cash levels below 100 million. You’ve got 1.8 billion of on call capital, you’re saying that investment opportunities are obviously percolating. How should we think about the balance between you know your own commitments to the fund, your own balance sheet and then calling GP capital — calling LP capital?

Wes Edens:	Well, the numbers that you use are all the right numbers. I think it’s our expectation that we will make those calls not at you know one instant in time, but over a period of time. I think in our expectation its probably over the next 1 to 2 years and during that period of time you have lots of positive cash flow in the businesses, you have lots of potential for other liquidity events et cetera. So that is not something that we think is a difficult thing to manage about at all. In the aggregate the capital posed from those funds you know over time tend to be pretty balanced as you get liquidations and realizations and I think that back in the market where we are now, that will become, again, a regular part of our business and then the contrast to that is obviously the period last year when it was just such a — such a turbulent and difficult market we didn’t get much in the way of liquidation. So there will be a balance struck on it. In the aggregate the obligations that we have got to fund are just not that significant visa vis kind of the scope of the business and the cash flows of the market.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Mark Irizarry:	OK, that’s helpful. And then just Wes, can you give a little more color on the state of the — of the debt maturities on the portfolio companies on the private equity side and also just remind us you know where you are in terms of the investment life of the latest fund.

Wes Edens:	The debt maturity schedule for us has been one where we’ve made a tremendous amount of progress in the past you know 15 or 16 months. As I’ve kind of previously said, we’ve laid it out at times. All the $7.2 billion of capital that we needed to either refinance or roll last year we did so without real incident. We’ve had a handful of financings that were due in the first part of this year. All of which have been you know — have been rolled and refinanced.

We’ve got really one large financing that we expect to do this summer, which is the debt on Florida East Coast, that’s a business that has actually done very well through the downturn and it was heavily, heavily equitized at the time we made the investments. So it was a you know $3.6 billion transitions, its only about a billion and a half dollars in net debt, so — and its not a single business, its actually a handful of different businesses. So we think that — we think that we will get that financed as well.

After that the list of financings actually thins our dramatically. I know you look across the board in the different public companies you know we have you know Aircastle has no short term debt, just a cash position. The financing position at Brookdale is down you know very significantly from you know where it was even a few months ago. It’s just — there’s been a tremendous amount of kind of constructive repayments and equitization. You know we tended to over equitize our businesses, or we thought we over equitized them, as it turns out any amount of debt in these markets have been challenging. But I’m optimistic about it. I mean the markets are clearly better than they were you know a couple of months ago, and not to say that they wont be more difficult a couple months from now, but its you know the issues list is actually been reduced you know very substantially to just a couple different things.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

And then really on the maturity schedule, against the private equity businesses, for the most part there is — there is virtually nothing that comes due next year, other than one or two small things. And then it’s really 2013, 2014. So some wood to chop you know this year, but then it should be in very good shape.

Mark Irizarry:	OK, great. And then on the hedge funds, can you share what your performance was in April for the hedge funds, where you are in terms of high water marks? And then also the redemptions that we should expect that have already been announced and maybe some comments on what you’re seeing from a redemption perspective?

Mike Novogratz:	Sure in the macro fund, April was an up small month, we’re still waiting for the final numbers but somewhere between 25 and 40 basis points. May we’re up about 50 basis points on the month. So you know in aggregate since the quarter call it a percent.

Those — the numbers we reported included our redemptions that got paid out. And so the only change to that number would be we are returning some capital from our SPV to investors in the next few weeks. It’s probably a net outflow of $100 million.

Operator:	Your next question comes from the line of Dan Fannon of Jefferies. Mr. Fannon, your line is open.

Dan Fannon:	Sorry about that. Good morning and just to follow up on that last question I thought there was an additional request or redemptions last quarter that were put in for, I thought it was 1-1/2 billion that was going to be redeemed over a period of time.

Dan Bass:	Can you repeat the question again Dan. Sorry.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Dan Fannon:	Was there — the redemption requests from the fourth quarter that were put in, I thought there were two sets, one that were funded this quarter and then there was a set of about I thought 1-1/2 billion that was going to be funded over time.

Dan Bass:	You’re talking about the hybrid funds.

Dan Fannon:	Correct.

Dan Bass:	The special opportunity. That is going to be funded over time as the assets in that fund you know convert to cash. That is a — that redemption feature is one where investors put in the redemption amount at the end of September and that gets paid out over a multiyear time frame with you know certain amounts going out about 150 million or so is going to be returned — you know has been returned over the course of the four months of the year. So figure 10 percent or so of that number.

Dan Fannon:	And during this time period though, they continue to earn fees as is

Dan Bass:	Correct.

Dan Fannon:	OK, and so that’s a multiyear process. So we — it’s

Dan Bass:	Yes, that’s a multiyear process, earns fees throughout the life, plus there’s — plus there’s you know it continues to earn incentive fees as well.

Pete Briger:	Just think of it as a private equity pay out mechanism.

Dan Bass:	Yes.

Dan Fannon:	OK.

Dan Bass:	It’s in line with how the fund was set up originally. We took in the money.

Dan Fannon:	OK, and then could you remind us kind of on the hedge fund strategies where you are in terms of high water marks? I think just so we can think about it from a performance fee perspective, where we need to get to?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Mike Novogratz:	Sure, the macro fund, if you think about it, we were down 21-1/2 percent last year, we’re up about 6 percent this year. And so you know roughly its 16, 17 percent to get back to the — to the place where you raise incentive fees. Now that’s a generic answer because you know some people come in at different times and so you know we’ve got new capital coming in which will start paying incentive fees immediately, but you know roughly that’s a pretty fair ballpark.

Pete Briger:	The same idea holds for the special opportunities fund, the high water market is about 25 percent off.

Dan Fannon:	OK.

Mike Novogratz:	One thing I also want to correct on the redemption schedule. I was looking at my numbers, I thought the March 31st redemptions were included in the number I gave you and they weren’t and so there’s an extra 400 million of redemptions that came in from March 31st that weren’t reflected in the numbers because it was post quarter.

Dan Fannon:	OK, thank you. and then the mandate that was won, or your — that is going to be finalized in the next few weeks for 2 billion, will there be lock ups on that money in terms of redemptions or commitments for a period of time?

Pete Briger:	You know we are in a quiet period regarding that transaction of signed confidentiality agreements. So I don’t want to go into the specifics of that and certainly note that the investors have not signed off on the transaction at this point.

Dan Fannon:	OK, thank you.

Operator:	Again, if you would like to ask a question please press star 1.

Your next question comes from the line of Craig Siegenthaler of Credit Suisse.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Craig Siegenthaler:	Thanks and good morning. I’m just wondering if we can jump back into the PPIP and I’m wondering if you kind of cross the opportunities between the legacy loan program, the legacy securities program you know because just on the surface it seems like the legacy loans program is going to be a bit more competitive because the door is open to everyone and also it seems like there is a little less willingness on behalf of the banks to sell some loans in there. So I’m wondering if you could just discuss the opportunities in each of those programs?

Pete Briger:	I think that you know — the programs today are somewhat ill formed and these programs are going to change over you know a long period of time and the government is going to adapt a program to what you know works in the marketplace. And so you have TALF, which is right now dealing with newly issued senior securities, its going to move to legacy securities, you’ve got PPIP and you’re going to have a host of other asset sales financing programs and joint equity commitment by the government and this is all going to form you know a piece of what we’re calling the great liquidation.

And so from our perspective, we think that each one of those could have opportunity and we’re not so focused on the fact that you need to be a manager in partnership with the government. And in fact you know from our perspective you know the partnerships with the government have to clearly lay out an advantage to our investors for us to participate.

I think that — you know to partner up with the government and all of the you know potential constraints that that may hold, you have to see a very clear advantage relative to what you can do in the market on a private basis with those same securities.

So I think from our perspective, a lot of this is wait and see. We’re very excited about the great liquidation, but I don’t think that there’s any particular program right now that we could point to that we’d say is just going to unleash you know a terrific amount of securities or loans that will be a real solution to the problem at this point.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Wes Edens:	Yes, I mean just to add, I think that its exactly as Pete described is that there’s not — because there hasn’t been yet, an actionable program for PPIP, there hasn’t yet been guidelines issued for TALF legacy programs, it is all conjecture as to how exactly it will work and how those mandates might you know be you know in alignment or competitive with each other et cetera. I think that just the broad perspective on it through is that bring liquidity back into these markets, providing marginal finance is on an absolute basis a good thing. Whether it ends up being a good thing, a great thing, a fantastic thing, we’ll have to wait and see but it all seems to be you know certainly a positive development.

So — and this also — this is in response to Roger Freeman’s original question, this is something that has gone and has been in the marketplace for many months, it does seem to be much, much, much you know closer to something that’s actionable. So, certainly over the course of this quarter, we think.

Craig Siegenthaler:	I understand. That makes sense. But one question specifically the legacy securities program, you might have read Invesco’s kind of memo that went out, I guess about two weeks ago and many think BlackRock has a big case to win it and I think one thing they have and maybe you could tell me some of the points that you know you believe why Fortress should win it, but they have you know much larger asset bases you know probably larger and wider distribution, especially globally. I’m wondering you know what characteristics does Fortress have that they think they should actually be one of the five of if its opened up, maybe six or seven managers selected?

Wes Edens:	Well you know we — Blackrock, Invesco, those are great investment firms. They manage lots, and lots, and lots of different kinds of assets. So a big portion of what they manage has no particular relevance to distressed or commercial mortgage backed securities or residential securities. I think you know our experience is in those sectors really from their infancy to where they are now is what we believe make us a very strong candidate. We have very large investment in these sectors and successfully managed investments in them you know for many years. So obviously the treasury has to evaluate the pluses and minuses of this but of the people in the United States that — the people in the United States that actually have experience and qualifications for this, we believe that we are you know at the top of the list. So if they concur with that or not.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

In terms of distribution we could, and it’s something we have talked about a lot, partner with folks on distribution. We do distribute you know our own products and have successfully raised tens of billions of dollars in capital. So we have a very large in-house capability for distribution, what we don’t have is retail distribution, but that’s something that obviously we think that there’s a number of different channels that we could partner with and access that.

Craig Siegenthaler:	Got it. and on the retail side, which you mentioned that you’re probably a little bit lighter than most on or at least the bigger guys. I there a way Fortress could kind of leverage a close end fund market or you know maybe partner with an ETF market, is that a possibility?

Wes Edens:	It absolutely is a possibility. In fact, if you look at the — take BlackRock as an example, because I know — I was there many years ago when they were really just getting started as a business, their first foray into the public markets was actually through a series of post end funds. So as the market that they had actually little empiric history at that point, a lot of talented people. That’s exactly how they linked into it. So it may well be something along those lines. But there’s actually a number of different ways to do it potentially and its stuff that we are you know working hard on trying to sort out.

Craig Siegenthaler:	Great. Thanks a lot for taking my questions.

Operator:	Your next question comes from Roger Smith of Fox-Pitt Kelton.

Roger Smith:	Hey, thanks very much. I just want to stay, I guess, on the distribution side right now and ask a little bit what’s going on in those channels that you guys have traditionally distributed through. And basically I guess I want to understand is what’s happening with — you know the changes in potential due diligence and is there anything specific that Fortress that has that sort of puts you at an advantage on that side?

And then I guess the other thing about the distribution is with these new government programs, are you using the same distributing channels or is there something new that we should be thinking about in terms of raising capital there?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Wes Edens:	Well, I do think that for all of the expense and the challenges at times of being a public company, one of the great things about being public is you’re public. We have calls like this, we distribute all of our information, we have you know accountants, we’ve been an SEC registrant for a long time. I mean so there’s — you know in the difficult times when you have financial fraud, people are very concerned about you know their counter party exposure, I think than the public firms, ourselves you know Blackstone, Och-Ziff et cetera. We do have — we do have a substantial advantage In that we are you know public and transparent and that’s — that’s a good thing.

In terms of changes of due diligence, I don’t know that we’ve seen specific changes in due diligence, but there’s no doubt that there’s an increased focus on the quality of the counter party and you know the long term viability of it, the breadth of it, et cetera.

And you know I think that one of the examples of that would he consolidation that we just witnessed in terms of this hedge fund mandate that Pete and his group got. I mean I think that that is something which — you know it will show up as a single line item for us you know prospectively, as we move down the tracks, this is the kind of thing though that I think you will see repeated a number of times as you have real consolidation you know in the sector.

The question about you know the government programs, again, its — its hard to speak with great authority about how it will be because a lot of the things have yet to be defined and its evolving. I think its something though that is much closer to you know being in the marketplace and you know Pete’s view on it, I agree 100 percent with. I think you’re going to start with you know TALF 1.0 and then there will be TALF 2.0 and maybe it will be TALF 14.0 that actually really works, but it’s a process, not an event and I think that they are clearly — they have the right intentions from our perspective and its an important and meaningful addition of liquidity to the marketplace as contemplated and I think you’ll see — you’ll see this thing evolve and you know we’ll be talking then with some authority about it, hopefully having been a big participant in it you know 3 to 6 months from now, so ...

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Smith:	OK, great. And then, I guess, talking a little bit more about acquisitions and you know the talk abut banks and insurance companies and I just want to make sure I fully understand that. are you really talking about the opportunity for you guys in there, is it really acquiring the assets that these companies might be selling in a consolidation so that if there is more sort of forced consolidations among the banks through the FDIC that really that there will be you know — that would be the catalyst for more assts to come on the marketplace and more selling and then you guys participate in there. Or if it’s really on the acquisitions of the banks and insurance companies, are there regulatory hurdles that are easy enough for you to get by to do those?

Wes Edens:	I think you should think about the financial institutions, or at least the banks as having potentially three big forms of piles of assets that could trade, there are specific asset sales, and we’ve already seen the FDIC you know suspend a handful of the asset sales. Obviously during the RTC the government took over lots of thrifts, broke them into pieces and then sold off lots of the assets. That’s one set of opportunities and something that we have already been involved in in this experience, well that’s quite early.

The second group of opportunities probably relate to the deposit franchises, where also again in the RTC data they actually took in institutions, broke them up into pieces, sometimes sold assets with the liabilities, some times sold the liabilities themselves. We actually looked closely at one of the large transactions that was in the marketplace recently and I think you’ll see more of that.

And then the third is really to invest directly in the financial institutions themselves. In the you know the key to being a successful investor in that business is that in order to buy banks you have to be a bank. And in order to be a bank you know there are significant regulatory hurdles that you need to be mindful of. And its less a matter of doing that on a control basis and more as part of being a group of people that are — shareholders that are likeminded with respect to both investing in an initial institution and then looking at other kinds of you know growth opportunities that might come out of you know the consolidation in the system be it consolidation because the FDIC you know enforces or encourages the consolidation or just simply natural consolidation as these businesses come together. So again, all this I think is something we’re talking perceptively about, in the very near term it will be something we’ll be able to look at specifically and kind of point you towards where we think and where we do see the biggest opportunities. But they are — they are material.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Smith:	Great. Thanks. And then if I just say on acquisitions there for a minute. It does seem like there are more asset management properties for sale. More of the traditional asset managers. What’s your appetite for sort of broadening out along those lines?

Wes Edens:	Right now we are very, very focused on the business at hand, on the distressed and financial institutions side as well as you you know our hedge fund complexes that exist here. I think that you know what we have — we have learned in the business over the last couple of years is that focus is important and focus matters and that’s where we are. There are — we think there are other opportunities that clearly do this and maybe you know Pete has been in the thick of some of this stuff, so Pete, any thoughts about this?

Pete Briger:	Yes, I think that one of the things you’ve seen in the context of us taking over the operations of this credit hedge fund is that there are going to be you know a significant amount of general partners that are experiencing trauma where their businesses no longer make economic sense, where they partners themselves you know are not incentivized or properly aligned to say on and manage those assets and I would assume that that’s going to be a big part of our business. I don’t really see that as buying asset managers and expanding out their business. I see that as part of an additional tool in our toolkit of our distressed asset management business because you’re going to be required to take over big portfolios of investments and work through those investments and that also may require capital so our funds will get to make an investment at the same time.

You know I do think that the government itself and the governments around the world, whether it be (inaudible) or whether it be European union or whether it be in Asia are going to be offering up lots of portfolio asset management opportunities and investment opportunities and I do think that this one situation that we’ve worked on today is a great example of the private sector voting for us to take over the significant problem. And that’s not to say that the government process of going through and choosing managers isn’t a thorough process, its just that you know with the private sector you’re looking at purely a commercial decision as opposed to you know potentially a political decision.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Smith:	Great. Thanks very much.

Operator:	Your next question comes from the line of Mark Irizarry of Goldman Sachs.

Mark Irizarry:	Great, thanks. Wes, just in terms — I know this might be a little tough to put a figure on it, but just for us maybe some color you know you’re talking a lot about potential capital formation, but what sort of you know the appetite from institutional investors? You know are you seeing you know there’ve been a lot of concern about their own institutions own liquidity position and potential denominator effects on their portfolios. Where are we in that process? I mean is sort of the exuberance around potential capital formation that’s out there around some of these — you know some of these potential programs. I mean is it a little bit ahead of itself relative to what institutions are going through?

Wes Edens:	Well, it’s — you know it’s obviously just such a specific question for the different institutions because they’re not generically in one place or another. I think obviously the value of destruction that you saw last year had a profound impact on lots of people and certainly pension funds and endowments were high on that list. They are on the process of I think evaluating what kind of capital that they want to deploy and how they want to deploy it.

I do think, and this is a generalization, that two of the strategies that are probably most high on the list for people are figuring out a way to expose capital to credit, and figuring out a way to expose capital to the financial institution space and that’s on the — that’s on the private side. I think that you know on the hedge fund side, when you look at all the volatility in the world, liquid macro strategies are also something which are very much in favor and that’s why you know these guys have had a very good start to the year and I think that you know given the changes that they have made in their business I think are very well positioned to be successful you know component of the capital formation architecture around here.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

So its — it is undoubtedly a more difficult market to raise capital. There’s no testimony than — that’s more important than actually what happened in the fall. As I said, right? Literally in the teeth of the storm you know Pete finished his private equity capital raise in October. We’re back in the market for capital on that. We’re looking at a number of other initiatives. So I don’t think its going to be some big episodic you know capital event where we show up one day and say we’ve raised you know blank billions of dollars, its much more of a kind of ground or day by day trying to match up the opportunities and the problems we see in the marketplace with you know people’s desire to expose capital to it. But it should be steady and that’s where we think.

You know again, all against the backdrop of stability in the world. Not health necessarily, but stability in the world is a big component of people being able to make decisions I think. So

Mark Irizarry:	Oh, great. Helpful. And then Dan, just can you tell us what the EBITDA for your debt covenant purposes was for the first quarter?

Dan Bass:	Yes, on the rolling four quarters we were 1.98 times was our leverage ratio, so I think its 288 is the rolling EBITDA.

Mark Irizarry:	And EBITDA for the first quarter was?

Dan Bass:	About 48.

Mark Irizarry:	Great, thanks a lot.

Operator:	Your next question comes from the line of Robert Lee of KBW.

Robert Lee:	Thanks, good morning. Could you maybe give us a little bit of color on maybe the fund that Pete raised in Q4 and what he’s working on now, and just your thoughts generally on the changing maybe fee structure on some of these or are these funds really kind of a traditional 2 and 20 or are you seeing a more modest structure in you know maybe include in that, if you can, some color around the fee structure on the perspective $2 billion win?

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Pete Briger:	Well you know obviously it’s difficult for us to talk about funds that maybe prospectively be raised from a regulatory perspective. So I’ll just stick to what exists. You know I think that we did raise you know about 3 billion of private equity, which closed last October. We feel very good about the investment prospects of that fund. You know we did not really have any negotiations or any serious negotiations with fee structure of that fund. And you know I think that there is you know a significant amount of interest from investors to participate in follow on fund and to the extent that the opportunity exists in the future, the follow on funds plural. You know the investment environment is what’s talked about — is good right now in terms of taking advantage of very high risk adjusted discount rates in the market.

So you know making in effect investments premise on the fact that the concern and the uncertainty in the marketplace regarding rates of return will come down.

I think that from our perspective, we are you know very concerned about the government right now and their involvement in debtor creditor markets. We’re worried that they may be tactically smart in specific situations where they want to in effect win and strategically confuse and I think in several cases out in the market, there has been debt or creditor law interference and there has been you know sort of questions about sanctity of contracts and condemnation without compensation and so I think that that is causing some concern in the credit markets and in fact, that is something that we can use to our advantage, because if there is uncertainty investors tend to look to the worst outcomes, and so there are opportunities for us to make investments and when certainty returns, even if it is you know sort of the worst case, investors tend to look past the worst case.

So I think from our perspective, early on there are lots of investments to be made that are predicated just on rates of return and the you know sort of large risk premiums that are required in the marketplace for people to make investments. And then later on, as values come down, and values get destroyed, there will be opportunities to make investments which are more predicated on equity value enhancement and capital structure enhancement.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

So we do believe that this cycle, which we think will be you know deeper and broader than other cycles that we’ve experienced will have different types of opportunities as we go through it, and certainly there is enough supply and there’s enough government involvement in this to make sure that there are going to be many winners and also many losers.

Robert Lee:	OK, thanks, and just maybe one quick follow up. I just want to really clarify was it in the liquid hedge fund business where I think you mentioned that there was an additional $400 million of redemption requests that will hit for Q2 and that’s just the gross number. I mean then I think you mentioned you’re seeing a little bit in the new subscriptions. Is that correct?

Mike Novogratz:	Right. There was a $400 million and it was $300 in the macro, funded about $100 in commodities which will hit in Q2, and you know we took in $16 to $17 million of new money next month, or this month.

Robert Lee:	OK, great. Thank you very much.

Operator:	Your next question comes from Roger Freeman of Barclays Capital.

Roger Freeman:	Thank you. A couple of follow ups. Just as a follow up on the last question, so can you sort of clarify in liquids what the sort of the applies to applies 1Q redemptions where some of the flows that came out in January were really fourth quarter notices, some of the first quarter stuff came out in April.

I think on the last conference call you said that it looked like the redemptions were about 12 to 13 percent for the quarter is that a fair characterization?

Mike Novogratz:	That’s the $400 million number I’m giving you, which was like I said $300 in the macro and funded $100 in the commodity number. The rest of the those redemptions were last year redemptions which we had held back in the restructuring which we then paid out.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Freeman:	OK, so I think I don’t have the numbers in my head, but that works out to them less than sort of 12 to 13 percent, right?

Mike Novogratz:	Closer to 10 percent.

Roger Freeman:	OK, closer to ten. All right, great. And then I guess this one is just staying on the flows, I think you sort of talked about it again. I just want to sort of clarify in liquids you know we had Dan at our financials conference here in London this morning saying that he things sort of 2Q you still see outflows for the second half is probably net inflows. Would you say you’d agree with that on the liquid side.

Mike Novogratz:	We certainly think that the you know the pace of redemptions has slowed dramatically and that most of the people that wanted their money or needed their money out took it out. Listen, the great thing about the hedge fund business is if you perform well people want to put money in your fund. And so I think if we continue to put runs on the board we’re going to see big inflows you know by the third quarter.

You know we’ve got a lot of people looking at managed accounts both from the commodity fund that the liquid and the macro fund. You know the lead time on those is a little bit longer than a traditional fund investment, but I think you know if I could forecast it going forward maybe as much as half of the money we take in will probably be in managed accounts.

Roger Freeman:	OK, and what sort of client groups do you think or do you see as sort of coming back sort of earliest in classes in terms of like pensions or endowments you know high net worth — you don’t have high net worth, but

Mike Novogratz:	You know the European pension funds certainly seem to be looking in our kind of longer term focus and sober about this, as well as you know there’s a big reallocation of money within the hedge fund space moving towards macro. People want to be in macro. They want to be in liquid. And so even in funds to funds which are under distress you know they still have lots of money they’re managing. You’re seeing a larger shift to the macro space.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Freeman:	OK, and then on the PPIP your proposal is that going to include the way you submitted an incentive fee and if so do you think that puts you at any kind of disadvantage like a traditional manager that’s coming in with just a management feel give the government is probably looking for you know low fee bidders — my assumption. I don’t know if that’s right.

Pete Briger:	Well, I don’t know if your first assumption as to what other people are going to put in is correct, but we very much think that it’s important to be aligned in terms of the returns that investors get.

And so I think from our perspective, we did make a proposal that has an incentive fee and the government may very well elect to choose the lowest cost service provider for the job. You know I think from our perspective, we are not looking to be the low cost service provider. We’re looking to be the best provider.

Roger Freeman:	Right. OK. Makes sense. And just two left ones maybe for Pete. Have you said the fund that you were in — that $3 billion fund you raised in October, what the return has been to date.

Pete Briger:	I’m sorry what was that?

Roger Freeman:	I guess it’s really the hybrid private equity fund, the $3 billion fund you raised in October. What’s the return been since that’s been started?

Wes Edens:	We can’t — it’s a private fund. I mean actually — its’ a private equity fund and we haven’t — we don’t have quotation conventions. It’s calculated you know based on any V valuation, but it’s a private equity fund, Roger, so it’s not the same metric that we would use to quote the returns on a hedge fund.

Pete Briger:	And it’s still in the investment period, so we would hesitate to release that information publicly at this point.

Roger Freeman:	OK, fair enough.

Wes Edens:	On the fund disclosure you’ll see N/A on brand new funds. N/A really means that it really is not applicable yet. As that fund is fully invested, as it starts to get valuations and then we can provide those valuations that are meaningful we’ll do so.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Roger Freeman:	OK. Thanks. And then

Wes Edens:	We think the investment they may look very attractive and we’re optimistic about that with this. I’ll just watch and see how that plays out.

Roger Freeman:	And then just very lastly curious of your view, so you know the ABX basically has underperformed since the expansion of the TALF legacy assets was announced in the PPIP securities program. CMBX has actually risen. Ant thoughts on soft of the diversions that. Is that a suggestion that the you know the residential assets really maybe there wasn’t that much of a liquidity discount in those and there’s really you know the fundamental you know the fundamental deterioration is really sort of fairly valued in there?

Peter Briger:	Well the ABX is more volatile than cash security prices because lots of people use the ABX for hedging as well as they do for investing and so it’s driven to a much greater extent by investor sentiment. It’s also more junior cash flows in the waterfall.

And in particular, the ABX is made of sub-prime securities and those securities have been having greater severities than other borrower classes. And I think that they are also more significantly impaired by the Administration’s loan modification plan, and certainly the uncertainty with respect to service or safe harbor.

And in particular the equitable treatment of senior and subordinated debt with non-equitable treatment of secured and subordinated debt as the case maybe have impacted that particular class more than for instance the prime securities class.

FORTRESS INVESTMENT GROUP, LLC
Moderator: Lilly Donohue
05-06-09/8:30 a.m. ET
Confirmation # 97482686

Wes Edens:	I mean that really is exactly the point you were making Pete about you know the valuations for certain assets are treated by investors to kind of the worse potential case and this a case where there’s a lot of uncertainty about how the government you know was thinking about this, starting with the loan modification programs.

I actually think that in the past couple of weeks the prices of those securities have gone up a bit. Not as much as the commercial stuff obviously, but there’s still a very substantial disconnect I think, Roger, between fundamental values and where that stuff actually is trading today.

Roger Freeman:	OK. Thanks.

Operator:	There are no further questions.

Lilly Donohue:	Great. Thanks everyone for joining us and we’ll talk to you soon. Thanks.

Operator:	This concludes today’s conference call. You may now disconnect.
END